EXHIBIT 10.10
MSD SEPARATION BENEFITS PLAN
FOR NONUNION EMPLOYEES
Amended and Restated Effective as of November 3 , 2009
Revised as of November 3 , 2009

MSD
SEPARATION BENEFITS PLAN FOR NONUNION EMPLOYEES
Amended and Restated Effective as of November 3 , 2009
SECTION I
PURPOSE
The purpose of this MSD Separation Benefits Plan for Nonunion Employees (the “Plan”) is to provide benefits to eligible nonunion employees whose employment with the Employer is terminated at the initiative of the Employer for reasons described below. This Plan is part of the MSD Separation Allowance Plan (Plan No. 514).
SECTION 2
DEFINITIONS
For the purposes of this Plan, the following terms shall have the following meanings:
2.1 “Adjusted Base Pay Rate” means for an Eligible Employee who is
(a) exempt, his/her Base Pay Rate adjusted to its full-time equivalent and then multiplied by the percent of full-time (up to 100%) applicable to the alternate position offered; and
(b) non-exempt, his/her Base Pay Rate adjusted to an hourly rate by dividing it by the number of hours regularly scheduled to work in the current position.
2.2 “Annual Base Salary” means the Covered Employee’s annualized base salary according to the Employer’s payroll records in effect as of the date the Covered Employee incurs a Separation From Service, without reduction for any pre-tax contributions to MSD-sponsored benefit plans. For a Covered Employee who is regularly scheduled to work less than full-time, annual base salary is the reduced annual base salary applicable to the less than full-time position. Annual Base Salary does not include bonuses, commissions, overtime pay, shift pay, premium pay, cost of living allowances, income from stock options or other incentives under an Incentive Stock Plan of the Employer (or the Parent or any of its subsidiaries), stock grants or other incentives, or other pay not specifically included above.
2.3 “Base Pay Rate” means
(a) With respect to an Eligible Employee who is exempt, his/her annual base salary according to the Employer’s payroll records in effect as of the date the Eligible Employee is offered an alternate position in connection with an organizational change or general reduction of the work force. For an Eligible Employee who is regularly scheduled to work less than full-time, annual base salary is the reduced annual base salary applicable to the less than full-time position.
(b) With respect to an Eligible Employee who is non-exempt, the hourly rate according to the Employer’s payroll records in effect as of the date the Eligible Employee is offered an alternate position in connection with an organizational change or general reduction of the work force multiplied by the number of hours the Eligible Employee is regularly scheduled to work (up to a maximum of 2080 hours).
(c) With respect to an alternate position offered to an Eligible Employee in connection with an organizational change or general reduction of the work force,
(i) For exempt positions, the annual base salary offered to the Eligible Employee; if a less than full-time position is offered to the employee, the reduced annual base salary applicable to the less than full-time position offered; and
(ii) For non-exempt positions, the hourly rate actually offered to the Eligible Employee multiplied by the number of regularly scheduled hours applicable to the offered position (up to a maximum of 2080 hours).
Base Pay Rate is calculated without reduction for any pre-tax contributions to MSD-sponsored benefit plans. Base Pay Rate includes applicable shift pay and premium pay but does not include bonuses, commissions, overtime pay, cost of living allowances, income from stock options or other incentives under an Incentive Stock Plan of the Employer (or the Parent or its subsidiaries), stock grants or other incentives, or other pay not specifically included above.
2.4 “Basic Life Insurance” means the employee group term life insurance coverage in effect for a Covered Employee on the date he/she incurs a Separation From Service as follows:
(a)	if on that date the Covered Employee has “New Format” coverage (as described in the applicable Merck life insurance plan as it may be amended from time to time): the amount equal to 1x base pay; or

(b)	if on that date the Covered Employee has “Old Format” coverage (as described in the applicable Merck life insurance plan as it may be amended from time to time): the amount equal to 2x base pay.
2.5 “Casual Employee” means a person who may be called by the Employer at any time for employment in the U.S. on a non-scheduled and non-recurring basis, and who becomes an employee of the Employer only after reporting to work for the period of time during which the person is working and who is not an Excluded Person.
2.6 “Change in Control” shall have the meaning set forth in the CIC Plan (and, for avoidance of doubt, a valid amendment of that definition under the CIC Plan shall constitute an amendment of this Plan without further action); provided, however that until November 3, 2010 a “Change in Control” shall include both a “Change in Control” with respect to Parent and an “MSD Change in Control” with respect to MSD as both such terms are defined in the CIC Plan.
2.7 “CIC Plan” means the Merck & Co., Inc. Change in Control Separation Benefits Plan, as amended and restated effective November 3 , 2009 and as it may be further amended from time to time.
2.8 “Claims Reviewer” means the Vice President, Human Resources of the Employer (or the Parent or its subsidiaries), most directly responsible for MSD’s employee benefit plans or his or her delegate; provided however, for Section 16 Officers, Claims Reviewer means the Compensation and Benefits Committee of the Board of Directors of the Parent or its delegate.
2.09 “Complete Year of Continuous Service” means a year from the Covered Employee’s Most Recent Hire Date to its anniversary, and thereafter from each anniversary to the next.
2.10 “Continuous Service” means the period of a Covered Employee’s continuous employment with the Employer commencing on the Covered Employee’s Most Recent Hire Date and ending on the Separation Date as reflected on the Employer’s employee database.
2.11 “Covered Employee” means an Eligible Employee who has experienced a Separation From Service and who has signed – and, if a revocation period is applicable, not revoked – a Release of Claims in a form that is satisfactory to the Employer in its sole and absolute discretion.
2.12 “Effective Date” means November 3, 2009 with respect to Eligible Employees who incur a Separation From Service on or after such date.
2.13 “Eligible Employee” means an employee of the Employer who:
(a)	is (i) a Regular Full-Time Nonunion Employee or Regular Part-Time Nonunion Employee, exempt or non-exempt, on the Employer’s normal U.S. payroll, or (ii) a U.S. Expatriate on the Employer’s normal U.S. payroll; and

(b)	is not otherwise excluded under this paragraph. “Eligible Employee” excludes a person who is:

1.	is a participant in the CIC Plan (but this clause 1 shall only apply during the Protection Period (as defined in Section 6.8)); or

2.	a party to an employment agreement with the Employer or with Parent (or any of its subsidiaries) ; or

3.	is entitled, upon termination of employment with the Employer, to separation, severance, termination or other similar payments (i) under another plan or program sponsored by the Employer or Parent (or any of its subsidiaries); or (ii) pursuant to a separate agreement with the Employer or Parent (or any of its subsidiaries) that provides for payments or benefits in connection with the termination of the employee’s employment; or

4.	is a party to an agreement with the Employer or Parent (or any of its subsidiaries) that provides that no payment or benefits are due to the employee in connection with his/her termination of employment, in each case for clauses 2, 3 and 4 above, unless the other plan, program or agreement expressly provides that the employee is eligible to participate in this Plan;
Whether an individual is an Eligible Employee or not is determined as of the date of his/her Separation From Service.
2.14 “Employee Benefits Committee” means the committee established by MSD (or the Parent) to review claims and appeals under certain employee benefit plans sponsored by MSD; provided, however, for Section 16 Officers, Employee Benefits Committee means the Compensation and Benefits Committee of the Board of Directors of Parent or its delegate.
2.15 “Employer” means individually and collectively, Merck Sharp & Dohme Corp. and the subsidiaries of Merck Sharp & Dohme Corp. listed on Schedule A attached hereto.
2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
2.17 “Excluded Employee” means collectively, (i) Temporary Employees, (ii) Casual Employees, (iii) Intern/Graduate/Cooperative Associate, (iv) employees of a non-US subsidiary of MSD (or who are dual employees of a non-US subsidiary of MSD and the Employer) who are on assignment in the US, (v) employees whose employment ends for any reason while on unapproved leaves of absence, (vi) employees whose employment ends for any reason while on approved leaves of absence for a period equal to or more than 6 continuous months regardless of the reason(s) for the leave (other than military leave or family medical leave under federal or state family medical leave laws) and (vii) employees of MSD who are subject to a collective bargaining agreement. A series of leaves of absence is considered one continuous leave for purposes of calculating the 6-month requirement if the employee does not return to active employment for any reason, including but not limited to because the employee’s former position is unavailable and the employee is unable to secure a new position.
2.18 “Excluded Person” means a person who is an independent contractor, or agrees or has agreed that he/she is an independent contractor, or has any agreement or understanding with the Employer, or any of its affiliates that he/she is not an employee or an Eligible Employee, or is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Employer or its affiliates, or he/she is a “leased employee” as defined under Section 414(n) of the Internal Revenue Code of 1986, as amended. An Excluded Person is not eligible to participate in the Separation Benefits Plan even if a court, agency or other authority rules that he/she is a common-law employee of the Employer or its affiliates.
2.19 “Intern/Graduate/Cooperative Associate” means a student hired by MSD as a participant in the MSD Intern/Graduate/Cooperative Associate Program. The student must be designated as a participant in that program at least annually by the Director of University Relations.
2.20 “MSD” means Merck Sharp & Dohme Corp.
2.21 “Most Recent Hire Date” means an Eligible Employee’s most recent hire date as reflected on the Employer’s employee data system.
2.22 “Outplacement Benefits” means benefits for outplacement counseling or other outplacement services made available to a Covered Employee who incurs a Separation From Service and who signs, and if a revocation period is applicable, does not revoke a Release of Claims.
2.23 “Parent” means Merck & Co., Inc. ultimate parent of Merck Sharp & Dohme Corp.
2.24 “Plan” means the MSD Separation Benefits Plan for Nonunion Employees as set forth herein, and as may be amended from time to time.
2.25 “Plan Administrator” means Merck Sharp & Dohme Corp.
2.26 “Plan Year” means the calendar year January 1 through December 31 on which the records of the Plan are kept.
2.27 “Regular Full-Time Nonunion Employee” means an employee employed by the Employer in the U.S. on a scheduled basis for a normal work week, who is not an Excluded Employee or an Excluded Person.
2.28 “Regular Part-Time Nonunion Employee” means an employee employed by the Employer in the U.S. who works on a scheduled basis of less than the number of regularly scheduled hours for his or her site who is not an Excluded Employee or an Excluded Person.

2.29 “Release of Claims” means the agreement that a Covered Employee must execute in order to receive Separation Plan Benefits, which shall be prepared by MSD and shall contain such terms and conditions as determined by MSD, including but not limited to a general release of claims, known or unknown, that the Covered Employee may have against the Employer (and the Parent and any of its subsidiaries and/or affiliates), including claims related to the employment and termination of employment of the Covered Employee; such Release of Claims may also contain, in MSD’s discretion, non-solicitation and non-competition provisions.
2.30 “Section 16 Officer” means an “officer” as such term is defined in Rule 16(a)-1(f) of the Securities Exchange Act of 1934 of the Parent who is also an Eligible Employee of the Employer.
2.31 “Separation Benefits” means the outplacement benefits provided pursuant to Section 4.2 and the continued medical, dental and Basic Life Insurance benefits provided pursuant to Section 4.3.
2.32 “Separation Date” means an Eligible Employee’s last day of employment with the Employer due to a Separation From Service.
2.33 “Separation From Service” means the termination of an Eligible Employee’s employment as determined and caused by the Employer due to:
(a)	organizational changes; or

(b)	a general reduction of the workforce.
Organizational changes are determined by MSD and include discontinuance of operations, location closings corporate restructuring or job elimination but exclude a reduction in job title, grade or band level, Base Pay Rate, short term incentive opportunity (e.g., cash bonuses under any bonus plan or program of the MSD or the Parent including the Annual Incentive Plan and Executive Incentive Plan of MSD or the Parent and sales incentive compensation under any sales incentive plan or program of MSD or the Parent including the Sales Incentive Plan(s)), long term incentive compensation opportunity, equity compensation opportunity and/or other forms of remuneration of an Eligible Employee without a change in the Eligible Employee’s job duties where such reduction is due to a general change in the Employer’s or the Parent’s compensation framework as it applies to similarly situated Eligible Employees, e.g., a change in the general compensation framework applicable to similar jobs with the Employer, or an identifiable segment of the Employer such as a subsidiary, division or department.
A Separation From Service does not occur
(i) if an Eligible Employee’s employment is terminated by the Employer other than due to an organizational change or a general reduction of the work force; or

(ii) if an Eligible Employee’s employment is terminated by the Employer due to an organizational change or a general reduction of the work force and any one of the following occur:
1.	Upon a divestiture of a subsidiary, division or other identifiable segment of the Employer where the Eligible Employee either
a.	continues or is offered any employment with the acquiring company and accepts such employment; or

b.	is offered employment with the acquiring company and declines it and such declined offer of employment is
i.	on such terms and conditions agreed to between the Employer (or its designate) and the buyer, including but not limited to the job title, grade or band level, short term incentive compensation opportunity (e.g., cash bonus or sales incentive compensation), long term incentive compensation opportunity, equity compensation opportunity and/or level of base pay offered à; and

ii.	at a work location that is less than 50 miles farther* from the employee’s residence at the time of the divestiture; or
2.	Due to the Employer’s decision to outsource work to a third-party vendor where the Eligible Employee either
a.	continues or is offered any employment with the outsource vendor and accepts such employment; or

b.	is offered employment with such outsource vendor and declines it and such declined offer of employment is
i.	on such terms and conditions agreed to between the Employer (or its designate) and the outsource vendor, including but not limited to the job title, grade or band level, short term incentive compensation opportunity (e.g., cash bonus or sales incentive compensation), long term incentive compensation opportunity, equity compensation opportunity and/or level of base pay offered à; and

ii.	at a work location that is less than 50 miles farther* from the employee’s residence on the date the Eligible Employee’s employment with the Employer ends; or
3.	Upon the formation of a joint venture or other business entity in which the Employer or the Parent directly or indirectly will own some outstanding voting or other ownership interest where the Eligible Employee either
a.	continues or is offered any employment with the joint venture or other business entity and accepts such employment; or

b.	is offered employment with the joint venture or other business entity and declines it and such declined offer of employment is
i.	on such terms and conditions agreed to between the Employer or the Parent (or its designate) and the joint venture or other business entity, including but not limited to the job title, grade or band level, short term incentive compensation opportunity (e.g., cash bonus or sales incentive compensation), long term incentive compensation opportunity, equity compensation opportunity and/or level of base pay offered à; and

ii.	at a work location that is less than 50 miles farther* from the employee’s residence at the time of the formation of the joint venture; or
4.	If an Eligible Employee’s job with the Employer is moved to another work location of the Employer (or the Parent or any of its subsidiaries) and the Eligible Employee either
a.	decides to follow the job; or

b.	decides not to follow the job and the job offered and declined is
i.	a work location that is less than 50 miles farther* from the employee’s residence at the time the job is moved; and

ii.	at a Base Pay Rate equal to at least 100% of the employee’s Base Pay Rate;***; or
5.	If an Eligible Employee is offered a position with the Employer (or the Parent or any of its subsidiaries)** regardless of job title, grade or band level, short term incentive compensation opportunity (e.g., cash bonus or sales incentive compensation), long term incentive compensation opportunity and/or equity compensation opportunity and either
a.	accepts the position; or

b.	declines it, provided the position offered and declined is
i.	at a work location that is less than 50 miles farther* from the employee’s residence on the date the position is offered; and

ii.	at a Base Pay Rate equal to at least 100% of the employee’s Base Pay Rate;*** or
6.	If an Eligible Employee resigns for any reason; or

7.	If an Eligible Employee is terminated for cause; or

8.	If an Eligible Employee retires (except where the retirement results from the Employer’s termination of the Eligible Employee’s employment due to an organizational change or a general reduction of the work force; or

9.	If an Eligible Employee’s employment is terminated due to failure to return to work at the Employer (or the Parent or any of its subsidiaries) for any reason, including, but not limited to the Eligible Employee’s failure to secure a position at the Employer (or the Parent or any of its subsidiaries) upon a return from a leave of absence for any reason; or

10.	If an Eligible Employee terminates employment with the Employer prior to the date identified as the date the employee would experience a Separation From Service unless the Employer expressly agreed to waive this provision; or

11.	If an Eligible Employee dies (unless the Eligible Employee dies after he/she has been notified of his/her Separation Date but before the Separation Date occurs and a valid release of claims is executed); or.

12.	If an Eligible Employee’s part-time or job share arrangement is terminated for any reason and the Eligible Employee is offered a position with the Employer (or the Parent or any of its subsidiaries),** including a full-time position, and either

a.	accepts it; or

b.	declines it, provided the position offered and declined is
i.	at a work location that is less than 50 miles farther* from the employee’s residence at the time the part-time or job share arrangement is terminated; and

ii.	at a Base Pay Rate equal to at least 100% of the employee’s Base Pay Rate;*** or
13.	If an Eligible Employee’s flexible work arrangement (e.g., flexible hours, flexible workplace, work –at-home, compressed work-week, non-standard work hours, etc.) is terminated for any reason and the Eligible Employee is offered a position with the Employer (or the Parent or any of its subsidiaries),** including a position having a Employer-standard work arrangement or a flexible work arrangement, and either
a.	accepts it; or

b.	declines it, provided the position offered and declined is
i.	at a work location that is less than 50 miles farther* from the employee’s residence at the time the flexible work arrangement is terminated (or for employees with a flexible workplace or work-at-home arrangement, at the work location where the position was assigned on the Employer’s data base); and

ii.	at a Base Pay Rate equal to at least 100% of the employee’s Base Pay Rate;*** or
14.	If an Eligible Employee is a shift worker and is offered a position with the Employer (or the Parent or any of its subsidiaries),** including a position on a different shift, and either
a.	accepts it; or

b.	declines it, provided the position offered and declined is
i.	at a work location that is less than 50 miles farther* from the employee’s residence at the time the offer is made; and

ii.	at a Base Pay Rate equal to at least 100% of the employee’s Base Pay Rate.***
A Separation From Service does not occur under subsections (a) of each of sections 1, 2, 3, 4, 5, 12, 13 and 14 above if the Eligible Employee accepts the offered (or transferred) position but later declines it.

*	Whether a work location is less than 50 miles farther from an employee’s residence will be determined in accordance with MSD’s relocation policy. For Eligible Employees who are field sales representatives, the new work location is the geographic workload center of the new territory as determined by the Employer in its sole and absolute discretion.

**	The Employer (or the Parent or any of its subsidiaries) may offer a position at the same time the organizational change or reduction in force occurs or at any time prior to the Eligible Employee’s Separation Date and may offer a position for any reason, including but not limited to as a result of the Eligible Employee’s application for a position in accordance with job posting system of MSD (or the Parent or any of its subsidiaries).

***	For purposes of determining whether a Separation From Service has occurred (and not for purposes of calculating Separation Pay), at least 100% the Base Pay Rate is calculated as of the date the alternate position is offered to the Eligible Employee.
For an Eligible Employee offered an alternative position at the same percentage of time (for example, full-time to full-time, 50% time to 50% time), a Separation From Service will not occur if the new position is offered with a Base Pay Rate equal to at least 100% of the Eligible Employee’s Base Pay Rate.
For an Eligible Employee whose current position is less than 100% full-time who is offered an alternate position at a higher percentage of full-time up to 100% of full-time, a Separation From Service will not occur if the new position is offered with a Base Pay Rate equal to the greater of (a) at least 100% of the Eligible Employee’s Base Pay Rate or (b) at least 100% of the Eligible Employee’s Adjusted Base Pay Rate.
For an Eligible Employee whose current position is full-time who is offered an alternate position of less than 100% full-time, a Separation From Service will not occur if the new position is offered with a Base Pay Rate equal to at least 100% of the Eligible Employee’s Base Pay Rate.
An example: Eligible Employee with a 60% full-time position at a Base Pay Rate of $60,000 who is offered an alternate position at 80% full-time has an Adjusted Base Rate of $80,000. A Separation From Service does not occur if the alternate position is offered at a Base Pay Rate of at least $80,000 (100% of the greater of $80,000 or $60,000). Assume the alternate position was 50% full-time. A Separation From Service does not occur if the alternate position is offered at a Base Pay Rate of at least $60,000 (100% of $60,000).
Whether a Separation From Service has occurred is determined at the time the alternate position is offered and not at the time the actual reduction in Base Pay Rate (or Adjusted Base Pay Rate), if any, applicable to the alternate position offered is effective. The effectuation of a reduction in Base Pay Rate (or Adjusted Base Pay Rate) applicable to the alternate position previously offered is not a Separation From Service regardless of when the reduction is actually made.

à	A “Separation From Service” does not occur if the terms and conditions of the offers of employment to Eligible Employees in connection with a divestiture, outsourcing, formation of a joint venture or other transaction agreed to between Employer (or the Parent) and the buyer, vendor, joint venture or other entity include a level of base pay of less than 100% of the Eligible Employees’ Base Pay Rate (or Adjusted Base Pay Rate) on the date of the applicable transaction.

2.34 “Separation Pay” means the cash benefit payable under this Plan pursuant to Section 4.1.
2.35 “Separation Pay Period” means the period beginning on the date the Covered Employee incurs a Separation From Service during which Separation Pay described on Schedule B is payable in periodic installments in accordance with the Employer’s normal payroll periods. Payment of Separation Pay in a lump sum under the Plan does not shorten the Separation Pay Period.
2.36 “Separation Plan Benefits” means Separation Pay described in Section 4.1 and Separation Benefits described in Sections 4.2 and 4.3.
2.37 “Temporary Employee” means an employee hired and paid by the Employer for a specific position in the U.S. for a designated length of time, which is normally not more than 24 consecutive months in duration, who is committed to leave the Employer at the end of that time and who is not an Excluded Person.
2.38 “U.S. Expatriate” means a U.S. citizen or individual with U.S. Permanent Resident status who is employed by a foreign subsidiary of MSD, as a foreign service employee and who is not an an Excluded Person.
SECTION 3
ELIGIBILITY FOR BENEFITS
(a)	An Eligible Employee will be eligible for Separation Plan Benefits described in Section 4 when he/she experiences a Separation From Service. Separation Pay and Separation Benefits shall be provided under this Plan only if the Eligible Employee has executed and, if a revocation period is applicable, not revoked a Release of Claims in a form satisfactory to MSD in its sole and nonreviewable discretion. An Eligible Employee who has executed and, if a revocation period is applicable, not revoked a Release of Claims is a Covered Employee.

(b)	An Eligible Employee will also be entitled to receive those pension benefits set forth in Schedule E (Change in Control/Pension) and retiree healthcare and life insurance benefits set forth in Schedule F (change in Control/Retiree Healthcare and Life Insurance) if (i) a Change in Control has occurred and (ii) within two years thereafter, the Eligible Employee’s employment with the Employer is terminated by the Employer without Cause and other than for death or Permanent Disability. MSD may, to the extent it deems necessary or appropriate (including to comply with applicable law), (1) cause the benefits set forth in Schedule E to be paid from the MSD Supplemental Retirement Plan (the “Supplemental Plan”) or otherwise from MSD’s general assets and (2) cause the benefits set forth in Schedule F to be provided from an insured arrangement, pursuant to individual arrangements or otherwise. For purposes of this Section 3(b), the terms “Cause” and “Permanent Disability” shall have the meanings set forth in the CIC Plan (and, for the avoidance of doubt, a valid amendment of these definitions under the CIC Plan shall constitute an amendment of this Plan without further action).
SECTION 4
BENEFITS
4.1 Separation Pay — Separation Pay shall be payable under this Plan as set forth on Schedule B-1 to a Covered Employee whose Separation From Service occurs on or after January 1, 2009 but on or before December 31, 2011. Separation Pay shall be payable under this Plan as set forth on Schedule B-2 to a Covered Employee whose Separation From Service occurs on or after January 1, 2012. The terms of such Schedule B-1 and Schedule B-2 are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan. In no event shall the Separation Pay under the Plan exceed 200% of a Covered Employee’s Annual Base Salary.
4.2 Outplacement Benefits – Benefits for outplacement counseling or other outplacement services, as set forth in Schedule D will be made available to a Covered Employee. The terms of such Schedule D are hereby fully incorporated into and shall be considered as part of Section 4 of this Plan. Outplacement benefits shall be provided in kind; cash shall not be paid in lieu of outplacement benefits nor will Separation Pay be increased if a Covered Employee declines or does not use the outplacement benefits.
4.3 Medical, Dental and Basic Life Insurance Benefits
(a)	A Covered Employee shall continue medical, dental and Basic Life Insurance coverage during the Separation Pay Period. If the Separation Pay Period is less than 6 months, the medical, dental and Basic Life Insurance coverage described in this Section 4.3 shall continue for the 6-month period beginning on the first day of the month coincident with or following the date the Covered Employee incurs a Separation From Service.

(b)	The medical and dental and Basic Life insurance coverages that shall be continued under this Section 4.3 are those coverages that are in effect for the Covered Employee as of the date the Covered Employee incurs a Separation From Service, subject to and in accordance with the terms of the applicable medical, dental and life insurance plans as they may be amended from time to time. A Covered Employee who, prior to the Separation From Service, had elected no medical or dental coverage under MSD’s medical or dental plans will not be permitted to change from no medical and/or dental coverage to coverage as a result of a Separation From Service. The Covered Employee who continues medical and dental coverage may change such coverages (e.g., coverage option and family status) subject to the terms and conditions of the applicable plans as they apply to active employees.

(c)	These Separation Benefits shall begin on the first day of the month coincident with or following the date the Covered Employee incurs a Separation From Service. The medical, dental and Basic Life insurance coverages shall end on the last day of the month in which the Separation Pay Period ends or, if the Separation Pay Period is less than 6 months, then at the end of the 6-month period during which medical and dental coverages are provided.

(d)	Contributions for Separation Benefits shall be payable by the Covered Employee in the time and manner specified by MSD from time to time.

(e)	Eligibility for COBRA continuation coverage for medical and/or dental plan coverage shall begin at the first day of the month following the expiration of the Separation Pay Period, or, if the Separation Pay Period is less than 6 months, then at the end of the 6 month period during which medical and dental coverages are provided. The Covered Employee will also be eligible to continue basic life insurance coverage under the continuation provisions of the life insurance plan, if any, and as they may be amended from time to time, for the balance of the plan continuation period.

(f)	At the time the Release of Claims is signed, the Covered Employee may decline to continue medical, dental and Basic Life Insurance Separation Benefits under this paragraph; however, the Covered Employee must decline to continue all such Separation Benefits. Such election to decline Separation Benefits is irrevocable. Cash shall not be paid in lieu of Separation Benefits nor will Separation Pay be increased if a Covered Employee declines medical, dental and Basic Life Insurance coverage. If the Covered Employee declines medical, dental and Basic Life Insurance Separation Benefits, then he/she shall be eligible for COBRA continuation coverage for medical and dental in accordance with the COBRA continuation provisions of the medical and dental plans applicable to terminated employees, and continuation of the Basic Life insurance in accordance with the continuation provisions of the life insurance plan, if any, and as they may be amended from time to time. If Separation Benefits are provided during the period for consideration and revocation of the Release of Claims and, upon signing the Release of Claims, the Covered Employee declines medical, dental and Basic Life Insurance Separation Benefits, then contributions for the Separation Benefits provided during the consideration and revocation periods will be deducted from the Separation Pay.

(g)	Anything in the Plan to the contrary notwithstanding:
•	no medical coverage shall be provided under this Plan to an Eligible Employee or a Covered Employee who is or becomes eligible for retiree medical benefits upon retirement in connection with a Separation From Service;

•	no dental coverage shall be provided under this Plan to an Eligible Employee or a Covered Employee who is or becomes eligible for retiree dental benefits upon retirement in connection with a Separation From Service;

•	no Basic Life Insurance coverage shall be provided under this Plan to an Eligible Employee or a Covered Employee who is or becomes eligible for retiree life insurance benefits following a Separation From Service; and

•	to the extent that an Eligible Employee or Covered Employee becomes entitled to benefits pursuant to Schedule F of the Plan, no coverage shall be provided under this Section 4.3.
4.4 Reduction of Benefits - Notwithstanding anything in this Plan to the contrary, a Covered Employee’s Separation Pay shall be reduced by:
(a)	any amount the Plan Administrator reasonably concludes the Covered Employee owes the Employer (or the Parent or any subsidiary or affiliate of the Parent) including, without limitation, unpaid bills under the corporate credit card program, and for vacation used, but not earned; and

(b)	any severance or severance type benefits that the Employer (or the Parent or any subsidiary or affiliate of the Parent) must pay to a Covered Employee under applicable law; and

(c)	where permitted by law, any payments received by the Covered Employee pursuant to state workers compensation laws; and

(d)	short term disability benefits where state law does not permit Separation Pay to be offset from short term disability benefits (or where the Employer in its sole and absolute discretion determines it is administratively easier for the Employer to reduce Separation Pay by short term disability benefits in lieu of reducing short term disability benefits by Separation Pay).
Notwithstanding anything in the Plan to the contrary, a Covered Employee’s Separation Pay and Separation Benefits are not meant to duplicate pay and benefits provided by the Employer (or the Parent or any of its subsidiaries) in connection with any Covered Employee’s Separation From Service, including pay and benefits under the federal Worker Adjustment Retraining and Notification Act and any state or local equivalent (collectively the “WARN Act”). If the Plan

Administrator determines that a Covered Employee is entitled to WARN Act damages or WARN Act notice, the Plan Administrator in its sole and absolute discretion may reduce the Covered Employee’s Separation Pay and Separation Benefits under the Plan by the WARN Act damages or pay and benefits after receiving WARN Act notice, but not below $500, with the remaining Separation Pay and Separation Benefits provided to the Covered Employee in accordance with the terms of the Plan in satisfaction of the Covered Employee’s WARN Act notice rights or damages. In all other cases, Separation Pay paid under the Plan in excess of $500 will be treated as having been paid to satisfy any WARN Act damages, if applicable.
SECTION 5
FORM AND TIMING OF BENEFITS; FORFEITURE AND REPAYMENT OF BENEFITS
5.1 Form and Time of Payment - Separation Pay shall commence as soon as practicable after the Covered Employee’s Separation From Service and the expiration of any period during which the Covered Employee may consider, sign and, if a revocation period is applicable, revoke the Release of Claims. Separation Pay, less taxes and applicable deductions shall be paid in periodic installments corresponding to the Employer’s normal payroll periods; provided, however, that if the Separation Pay Period is less than 6 months, then the Employer will pay the Separation Pay in a lump sum.
Payments generally may not be made on account of separation from service for six months following the termination of employment of a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, which in general includes the top 50 employees of a company ranked by compensation. Notwithstanding anything contained in the Plan to the contrary, if a Covered Employee is a “Specified Employee” on his or her Separation Date, to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, no payments will be made to him or her prior to the first day of the sixth month following termination of employment. Instead, amounts that would otherwise have been payable will be accumulated and paid, without interest , as soon as administratively feasible following such six-month period.
5.2 Taxes – Separation Pay payable under this Plan shall be subject to the withholding of appropriate federal, state and local taxes.
Section 409A – Notwithstanding anything in this Plan to the contrary, benefits under this Plan (including Separation Pay and Separation Benefits) that are subject to Section 409A of the Internal Revenue Code of 1986, as amended, will be adjusted to avoid the excise tax under Section 409A. The Employer will take any and all steps it determines are necessary, in its sole and absolute discretion, to adjust benefits under this Plan (including Separation Pay and Separation Benefits)

to avoid the excise tax under Section 409A, including but not limited to, reducing or eliminating benefits, changing the time or form of payment of benefits, etc.
5.3 Forfeiture of Benefits — The Employer reserves the right, in its sole and absolute discretion, to cancel all benefits under this Plan in the event a Covered Employee engages in any activity that the Employer considers detrimental to its interests (or the interests of the Parent or any of its subsidiaries) as determined by the Parent’s Senior Vice President and General Counsel and the Parent’s Senior Vice President, Human Resources. Activities that the Employer considers detrimental to its interest (or the interests of the Parent or any of its subsidiaries) include, but are not limited to:
(a)	breach of any obligations of the Covered Employee’s Terms and Conditions of Employment;

(b)	making false or misleading statements about the Employer, the Parent or any of its subsidiaries or their products, officers or employees to competitors, customers, potential customers of the Employer, the Parent or any of its subsidiaries or to current or former employees of the Employer, the Parent or any of its subsidiaries; and

(c)	breaching any terms of the Release of Claims, including, if included in the Release of Claims, any non-solicitation or non-competition provisions.
5.4 Cessation of Separation Pay and Separation Benefits - Separation Pay and Separation Benefits shall cease in the event a Covered Employee is rehired by the Employer, the Parent or one of its subsidiaries or affiliates.
5.5 Return of Separation Pay - If Separation Pay is paid under this Plan in a lump sum, and an event described in 5.3 or 5.4 occurs pursuant to which Separation Benefits would cease, then the Covered Employee shall repay to the Employer that portion of the lump sum amount that would not have been paid had the Separation Pay been paid in installments. If Separation Pay is paid in a lump sum and the Covered Employee receives short term disability benefits from the Employer during the Separation Pay Period, the Employer reserves the right to seek repayment by the Covered Employee of that portion of the Separation Pay that would not have been paid in accordance with Section 4.4 had the Separation Pay been paid in installments.
5.6 Death of Covered Employee - If a Covered Employee dies before the Separation Pay has been fully paid, the balance of payments will be payable to the Covered Employee’s estate, less contributions for continued medical and dental coverage as described below. If the Covered Employee’s dependents were covered under the medical and dental coverages (other than coverages applicable to retirees and their dependents) at the time of the Covered Employee’s death, and, prior to payment of the balance of the Separation Pay, they choose to continue to be covered under the medical and dental coverages, they will continue to do so for the balance of the Separation Pay Period. Such coverages shall be subject to and in accordance with the terms of the applicable plans as they may be amended from time to time. Contributions for the medical and dental coverages will be payable by the dependents in the time and manner specified by MSD. The dependents covered at the time of the Covered Employee’s death may change such coverages (e.g., coverage option and family status) subject to the terms and conditions of the applicable medical and dental plans as they apply to active employees of MSD. Any additional contributions that result from a change in family status must be paid by the dependents in the time and manner specified by MSD in order to maintain such coverage. Upon the expiration of the continued coverage under this paragraph, those dependents who are still covered shall be offered COBRA continuation coverage for the balance of the 36-month period beginning at the date of the death of the Covered Employee.
SECTION 6
ADMINISTRATION, AMENDMENT AND TERMINATION
6.1 Plan Administration — MSD is the Plan Administrator for purposes of ERISA.
6.2 Powers and Duties of Plan Administrator — The Plan Administrator shall have the full discretionary power and authority to: (i) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); (ii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; (iii) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; (iv) delegate responsibilities to others to assist in administering the Plan; and (v) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Employer in determining any Covered Employee’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.
Additional Discretionary Authority — The Plan Administrator may, upon written approval of the Parent’s Senior Vice President, Human Resources (written approval of the Compensation and Benefits Committee of the Board of Directors of the Parent or its delegate with respect to Section 16 Officers), take the following actions under the Plan:
(a)	grant some, all or any portion of the benefits under this Plan to an employee who would not otherwise be eligible for such benefits under Section 3 above;

(b)	waive the requirement set forth in Section 3 for any individual Eligible Employee or group of Eligible Employees to execute a Release of Claims;

(c)	grant additional Separation Plan Benefits to a Covered Employee; and

(d)	pay Separation Pay to a Covered Employee in a single lump sum.
6.4 Plan Year — The Plan Year shall be the calendar year.
6.5 Claims Procedures
(a)	Any request or claim for benefits under the Plan must be filed by a claimant or the claimant’s authorized representative within 60 days after the date the event occurs that the claimant alleges gives rise to the claimant’s claim (e.g., for eligibility for Separation Pay, within 60 days after the claimant’s employment with the Employer ends; for amount of Separation Pay, within 60 days after the first payment of allegedly incorrect Separation Pay; for forfeiture of Separation Pay under Section 5.3, within 60 days after the cessation of payment).

(b)	Any request or claim for benefits under the Plan shall be deemed to be filed when a written request made by the claimant or the claimant’s authorized representative addressed to the Claims Reviewer at the address below is received by the Claims Reviewer.
Claims Reviewer for the Separation Benefits Plan
c/o Secretary of the Employee Benefits Committee
WS 3B-35
Merck Sharp & Dohme Corp.
One Merck Drive, P.O. Box 100
Whitehouse Station, NJ 08889-0100
The claim for benefits shall be reviewed by, and a determination shall be made by, the Claims Reviewer, within the timeframe required for notice of adverse benefit determinations described below.

(c)	The Claims Reviewer shall provide written or electronic notification to the claimant or the claimant’s authorized representative of any “adverse benefit determination.” Such notice shall be provided within a reasonable time but not later than 90 days after the receipt by the Claims Reviewer of the claimant’s claim, unless the Claims Reviewer determines that special circumstances require an extension of time for processing the claim. If the Claims Reviewer determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant before the expiration of the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Claims Reviewer expects to render the benefit determination. No extension can exceed 90 days from the end of the initial 90-day period (i.e., 180 days from the receipt of the claim by the Claims Reviewer) without the consent of the claimant or the claimant’s authorized representative.

(d)	An “adverse benefit determination” is a denial, reduction, or termination of, or a failure to provide or make payment (in whole or part) for a benefit, including one that is based on a determination of a claimant’s eligibility to participate in the Plan.

(e)	The notice of adverse benefit determination shall be written in a manner calculated to be understood by the claimant and shall:
(i)	set forth the specific reasons for the adverse benefit determination;

(ii)	contain specific references to Plan provisions on which the determination is based;

(iii)	describe any material or information necessary for the claim for benefits to be allowed and an explanation of why such information is necessary; and

(iv)	describe the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
6.6 Appeals Procedures
(a)	Any request to review the Claims Reviewer’s adverse benefit determination under the Plan must be filed by a claimant or the claimant’s authorized representative in writing within 60 days after receipt by the claimant of written notification of adverse benefit determination by the Claims Reviewer. If the claimant or the claimant’s authorized representative fails to file a request for review of the Claims Reviewer’s adverse benefit determination in writing within 60 days after receipt by the claimant of written notification of adverse benefit determination, the Claims Reviewer’s determination shall become final and conclusive.

(b)	Any request to review an adverse benefit determination under the Plan shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative addressed to the Employee Benefits Committee at the address below is received by the Secretary of the Employee Benefits Committee.
Employee Benefits Committee
c/o Secretary to the Employee Benefits Committee
WS 3B-35
Merck Sharp & Dohme Corp.
One Merck Drive, P. O. Box 100
Whitehouse Station, NJ 08889-0100
(c)	If the claimant or the claimant’s authorized representative timely files a request for review of the Claims Reviewer’s adverse benefit determination as specified in this Section 6.6, the Employee Benefits Committee shall re-examine all issues relevant to the original adverse benefit determination taking into account all comments, documents, records, and other information submitted by the claimant or the claimant’s authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Any such claimant or his or her duly authorized representative may
(i)	upon request and free of charge have reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; whether an item is relevant shall be determined by the Employee Benefits Committee in accordance with 29 CFR 2560.503-1 (m)(8); and

(ii)	submit in writing any comments, documents, records, and other information relating to the claim for benefits.
(d)	The Employee Benefits Committee shall provide written or electronic notice to the claimant or the claimant’s authorized representative of its benefit determination on review. Such notice shall be provided within a reasonable time but not later than 60 days after the receipt by the Employee Benefits Committee of the claimant’s request for review, unless the Employee Benefits Committee determines that special circumstances require an extension of time for processing the request for review. If the Employee Benefits Committee determines that an extension of time for processing is required, written notice of the extension shall be furnished to the claimant before the expiration of the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Employee Benefits

Committee expects to render the benefit determination. No extension can exceed 60 days from the end of the initial 60-day period (i.e., 120 days from the date the request for review is received by the Employee Benefits Committee) without the consent of the claimant or the claimant’s authorized representative.

(e)	If the claimant’s appeal is denied, the notice of adverse benefit determination on review shall be written in a manner calculated to be understood by the claimant and shall:
(i)	set forth the specific reasons for the adverse benefit determination on review;

(ii)	contain specific references to Plan provisions on which the benefit determination is based;

(iii)	contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; whether an item is relevant shall be determined by the Employee Benefits Committee in accordance with 29 CFR 2560.503-1 (m)(8); and

(iv)	include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.
6.7 Amendment or Termination — MSD reserves the right to amend or terminate the Plan at any time without prior notice to or the consent of any employee. The U.S. Compensation and Benefits Committee with the concurrence of the Chief Executive Officer of Parent, has the authority to amend or terminate this Plan; provided, however, that amendments that apply only to Section 16 Officers must also be approved by the Compensation and Benefits Committee of the Board of Directors of Parent or its delegate.. Any Eligible Employee whose employment continues after amendment of the Plan and, other than to the extent specifically provided in this Section 6.7, the Separation Plan Benefits of any Covered Employee who experienced a Separation From Service prior to such amendment, shall be governed by the terms of the Plan as so amended. Any Eligible Employee whose employment continues after termination of the Plan and, other than to the extent specifically provided in this Section 6.7, any Covered Employee who experienced a Separation From Service prior to such termination, shall have no right to a benefit under the Plan. A Covered Employee who experiences a Separation From Service prior to any amendment to the Plan shall not be eligible for any increase in Separation Benefits under the Plan. Nothing in this Plan in any way limits MSD’s right to amend or terminate any or all of MSD’s plans that provide Separation Benefits as described in this Plan.

Notwithstanding the foregoing provisions of this Section 6.7, if the amendment or modification of Schedule E or Schedule F prior to a Change in Control would adversely affect the benefits or protections hereunder of any individual who is an Eligible Employee as of the date such amendment or modification is adopted, such amendment or modification shall be effective as it relates to such individual only if no Change in Control occurs within one year after such adoption, any such attempted amendment or modification adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Eligible Employees prior to such adoption; provided, further, that neither Schedule E nor Schedule F may be amended or modified (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment or modification being null and void ab initio. In addition, this Section 6.7 shall be subject to Section 6.8 upon and following a Change in Control.
6.8 Additional Provisions.
1. Except to the extent required by applicable law, for the entirety of the Protection Period, the material terms of the Plan shall not be modified in any manner that is materially adverse to the Qualifying Participants.
2. During the Protection Period, the Plan may not be amended or modified to reduce or eliminate the protections set forth in this Section 6.8 and may not be terminated.
3. MSD shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Qualifying Participant if the Qualifying Participant prevails on his or her claim for relief in an action (x) by the Qualifying Participant claiming that the provisions of this Section 6.8 have been violated (but, for avoidance of doubt, excluding claims for plan benefits in the ordinary course) and (y) if applicable, by MSD or the Employer or the Qualifying Participant’s employer to enforce post-termination covenants against the Qualifying Participant.
4. Definitions. For purposes of this Section 6.8:
     (a) “Protection Period” shall mean the period beginning on the date of the Change in Control and ending on the second anniversary of the date of the Change in Control; and
     (b) “Qualifying Participants” shall mean those individuals who participate in the Plan (whether as current or former employees) as of immediately prior to the Change in Control.

SECTION 7
GENERAL PROVISIONS
7.1 Unfunded Obligation - Separation Pay payable under this Plan and Outplacement Benefits provided under this Plan shall constitute an unfunded obligation of the Employer. Payments shall be made, as due, from the general funds of the Employer. This Plan shall constitute solely an unsecured promise by the Employer to pay such benefits to Eligible Employees and to Covered Employees to the extent provided herein. Participant contributions are required for Separation Benefits. Separation Benefits under this Plan provide Covered Employees with eligibility for continued medical, dental and life insurance coverage under the applicable MSD plans and Schedule E and Schedule F of this Plan provide Eligible Employees with eligibility for certain retirement benefits under the applicable MSD plans. This Plan does not provide the substantive benefits under those plans.
7.2 Applicable Law – It is intended that the Plan be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, and the Plan shall be administered in a manner consistent with such intent. The Plan and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by federal law, with the laws of the state of New Jersey, wherein venue shall lie for any dispute arising hereunder.
7.3 Severability — If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.
7.4 Employment at Will — Nothing contained in this Plan shall give an employee the right to be retained in the employment of the Employer or shall otherwise modify the employee’s at will employment relationship with the Employer. This Plan is not a contract of employment between the Employer and any employee.

SCHEDULE A
In addition to Merck Sharp & Dohme Corp., the following employers participate in this Plan:
Merck and Company, Incorporated
Merck Holdings, Inc.
KBI Enterprises, Inc.
Rosetta Inpharmatics LLC.
Merck HDAC Research, LLC.
Abmaxis, Inc.
Glycofi, Inc.
Sirna Therapeutics, Inc.

SCHEDULE B-1
Effective January 1, 2009
Separation Pay for Covered Employees whose Separation From Service occurs on or after January 1, 2009 but on or before December 31, 2011
For purposes of calculating Separation Pay:
A “days pay” means the Covered Employee’s Annual Base Salary in effect on the date the Covered Employee experiences a Separation in Service divided by 260. A “weeks pay” means a “days pay” multiplied by five.
SEPARATION PAY

Grade Level	Separation Pay
Non-Exempt 10-14	2 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 78 weeks.

7-9	4 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 78 weeks.

5-6	12 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 78 weeks.

4	12 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 78 weeks.

1-3 with less than 1 Complete Year of Continuous Service	26 weeks pay

1-3 with at least 1 Complete Year but less than 2 complete years of Continuous Service	41 weeks pay

1-3 with at least 2 Complete Years of Continuous Service	41 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service Maximum of 78 weeks.

SCHEDULE B-2
Effective January 1, 2009
Separation Pay for Covered Employees whose Separation From Service occurs on or after January 1, 2012
For purposes of calculating Separation Pay:
A “days pay” means the Covered Employee’s Annual Base Salary in effect on the date the Covered Employee experiences a Separation in Service divided by 260. A “weeks pay” means a “days pay” multiplied by five.
SEPARATION PAY

Grade Level	Separation Pay
Non-Exempt 10-14	2 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 52 weeks.

7-9	3 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 52 weeks.

5-6	4 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 52 weeks.

4	12 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service. Maximum of 52 weeks.

1-3	26 weeks pay + an additional 2 weeks pay per Complete Year of Continuous Service Maximum of 52 weeks.

SCHEDULE C
INTENTIONALLY OMITTED

SCHEDULE D
OUTPLACEMENT BENEFITS

GRADE LEVEL	PROGRAM NAME	DURATION
Non-Exempt 10-14	Individual Career Transition Seminar & Counseling	2 Day seminar plus four (4) workshop modules and six (6) individual follow-up counseling sessions and use of center for 3 months

7-9	Career Assistance Program	3 Months

5-6	Career Transition Service	6 Months

4	Executive Service	12 Months

1-3	Senior Executive Service	12 Months
The Outplacement Benefits are provided through a third party vendor. The programs listed above are the programs in effect through the vendor engaged by MSD as of the Effective Date to provide such services. The vendor and/or the programs may change from time to time.

SCHEDULE E (Change in Control/Pension)
Description of Change-in-Control Benefits under the
MSD Salaried Retirement Plan (the “Pension Plan”)
     This Schedule describes benefits under the Pension Plan and the Supplemental Plan provided to an Eligible Employee under the Plan if such Eligible Employee signs and returns the release of claims in use under the CIC Plan.
I. If an Eligible Employee’s employment is terminated in circumstances entitling him or her to the benefits provided in Section 3(b) of the Plan:
     1. For an Eligible Employee who participates in the Pension Plan and on his or her Separation Date is not at least age 55 with at least ten years of Credited Service under the Pension Plan but would attain at least age 50 and have at least ten years of Credited Service under the Pension Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for a subsidized early retirement benefit under the Pension Plan commencing no earlier than age 55 based on his or her Credited Service under the Pension Plan accrued as of his or her Separation Date.
     2. For an Eligible Employee who participates in the Pension Plan and on his or her Separation Date is not at least age 65 but would attain at least age 65 within two years following the date of the Change in Control without regard to years of Credited Service (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for a benefit unreduced for early commencement under the Pension Plan commencing as soon after his or her Separation Date that he or she elects to commence to receive benefits.
     3. For an Eligible Employee who participates in the Pension Plan and on his or her Separation Date is not eligible for the “Rule of 85 Transition Benefit” (as such term is defined in the Pension Plan) but would have been eligible for the Rule of 85 Transition Benefit within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be deemed to be eligible for the Rule of 85 Transition Benefit upon commencement of his or her pension benefit under the Pension Plan.
II. The benefits described in this Schedule E shall be payable from the Pension Plan and, to the extent that such benefits cannot be paid from the Pension Plan, MSD may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the Code), cause such benefits to be paid under the Supplemental Plan or under new arrangements or from MSD’s general assets.

SCHEDULE F (Change in Control/Retiree Healthcare and Life Insurance)
Description of Change-in-Control Benefits under the MSD Medical Plan for Nonunion Employees and the MSD Dental Plan for Nonunion Employees (which plans are part of the MSD Medical, Dental and Long-Term Disability Program for Nonunion Employees) (the “Health Plan”) and the MSD Group Term Life and Optional Insurance Plan (the “Life Insurance Plan”)
     This Schedule describes benefits under the Health Plan and the Life Insurance Plan provided to an Eligible Employee under the Plan if such Eligible Employee signs and returns the release of claims in use under the CIC Plan.
I. If an Eligible Employee’s employment is terminated in circumstances entitling him or her to the benefits provided in Section 3(b) of the Plan:
          (1) If the Eligible Employee is eligible to participate in the Health Plan and on his or her Separation Date is not at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree under the Health Plan but would attain at least age 50 and meet the service requirements to be considered a retiree under the Health Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be eligible for retiree healthcare benefits under the Health Plan on his or her Separation Date on the same terms and conditions applicable to salaried U.S.-based employees of the Employer whose employment terminated the last day of the month prior to the Eligible Employee’s Separation Date who were treated as retirees under the Health Plan as of that date.
          (2) If the Eligible Employee is eligible to participate in the Health Plan and on his or her Separation Date is not either at least age 65 or at least age 55 with the requisite amount of service with an Employer to satisfy the requirements to be considered a retiree under the Life Insurance Plan but would attain at least age 65 or at least age 50 and meet the service requirements to be considered a retiree under the Life Insurance Plan within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the Eligible Employee shall be eligible for retiree life insurance benefits under the Life Insurance Plan on his or her Separation Date on the same terms and conditions applicable to salaried U.S.-based employees of the Employer whose employment terminated the last day of the month prior to the Eligible Employee’s Separation Date who were treated as retirees under the Life Insurance Plan as of that date.
II. MSD may, to the extent it deems necessary or appropriate (including to comply with applicable law and to preserve grandfathered status of arrangements subject to Section 409A of the Code), cause the benefits set forth in this Schedule F to be provided from insured arrangements, or pursuant to new arrangements, individual arrangements or otherwise.